Exhibit 10(p)

PITNEY BOWES INC.
Pitney Bowes Executive Equity Deferral Plan

I.	Establishment and Purpose

The purpose of the Pitney Bowes Executive Equity Deferral Plan (“Plan”) is to allow key executives (“Participants”) at Pitney Bowes Inc. and its designated subsidiaries and affiliates (“Company”) who receive equity awards as part of the Participant’s long-term incentive compensation, such as restricted stock units (“RSU”) and performance stock units (“PSU”), under the Pitney Bowes 2013 Stock Plan or any subsequent approved stock plan(s), to defer settlement of those equity awards until termination of employment or Retirement (termination of employment after age 55). The plan was approved by the Executive Compensation Committee and the board of directors on November 7, 2014 to facilitate Company executives in accumulating sizable holdings in Common stock as required under the Executive Stock Ownership Policy and to further align executive compensation with the interests of Company stockholders. This Plan may be offered to Participants in countries outside the United States on a country by country basis at the sole discretion of the Company. The Plan is intended to comply with the rules under the Internal Revenue Code and specifically Section 409A (“IRC 409A”).

II.	Eligibility to Participate

An executive becomes eligible to participate in this Plan upon receipt of specific written notification of eligibility to participate from the Company. Generally only the Company’s senior executives are eligible to participate in the Plan.

III.	Deferral Election

A Participant shall submit a deferral election on a form furnished or approved by the Company regarding an equity award. The election generally must be made in the year prior to the year that the award is approved by the board or the Company. However, the Company may set up procedures to accept deferral elections at such other times as are consistent with IRC 409A such as: (1) elections for newly eligible executives, where the election is to be made within 30 days of initial eligibility, and (2) performance based compensation deferral elections, where the election can be made up to six months before the end of the performance period if (a) the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established and (b) the satisfaction of the performance criteria is not readily ascertainable as of the time the election is made. A deferral election will not be allowed for awards or portions thereof that otherwise would vest and be settled within 12 months of the election, unless specifically allowed under the Plan and under IRC 409A.

An election to defer the settlement of an award must include the entire award type made on that award date. For example, if the Participant is awarded both an RSU and PSU award, the Participant may elect to defer the entirety of either or both types of awards. Partial deferrals of equity awards will not be allowed under the Plan.

The Company may allow Participants to elect a modification of a prior election but only if the modification is made more than 12 months prior to when the settlement would otherwise occur and does not take effect for at least 12 months from the date of the modification election. Where the modification is deemed a subsequent election under IRC 409A, the deferral period or award settlement date is postponed by five years from the original Default Settlement Date or elected distribution date, as applicable.

Once a deferral election is made, the election may not be revoked and the deferral period may not be accelerated except as provided under this Plan document.

A Participant’s deferral election will be cancelled (1) for the balance of the Plan Year in which an unforeseeable emergency payment is made, (2) through the end of the Plan Year in which the six-month anniversary of a 401(k) Plan hardship distribution falls, and during the period in which the Participant is unable to perform duties of his or her position or substantially similar position due to a mental or physical impairment that can be expect to result in death or last for a continuous period of at least six months.

IV.	Deferral Term

A Participant may elect to defer settlement of an equity award in the following ways: (1) to a date certain while the Participant is still employed, (2) to termination of employment or Retirement or (3) over a period of ten years commencing at termination of employment, provided that if the Participant is not eligible to Retire, settlement shall instead be made at termination of employment. If a participant defers settlement to a date certain while still employed but terminates employment prior to the date certain, settlement of the equity award will occur upon termination of employment under Article V below.

V.	Settlement

Settlement of deferred equity units means the conversion of an equity unit into a full unrestricted share of Company common stock and the distribution of such shares to the Participant, to the extent allowable under law. Fractional shares at settlement will either be payable in cash or used for additional withholding taxes.

The Plan’s Default Date of Settlement is (1) if the deferral was to a date certain and the Participant is still employed at such date certain, then settlement will occur within 30 days of the date certain; and (2) if the Participant terminates employment then settlement will be during the 7 month following the Participant’s termination of employment. If the participant elects settlement over a ten-year period following termination from employment and is eligible to Retire at the time of termination from employment, the settlement shall be made in equal share installments with the first settlement being made during the seventh month following the Participant’s termination from employment and each successive installment being in the same month in successive calendar years. Installment payments shall be treated as a single form of payment under the Plan. If the Participant has elected to defer an award to be settled in installments but terminates prior to Retirement, the award will be settled during the seventh month following the Participant’s termination from employment notwithstanding the Participant’s election.

VI.	Vesting

Equity Awards shall vest in accordance with the underlying equity award terms. Participants who submit a deferral election are deferring the settlement, not the vesting, of such awards to the deferral date elected or allowed under this Plan.

VII.	Deferral of Dividend/Dividend Equivalents

The underlying equity award shall specify when and if dividends are payable under the equity award. Dividend equivalents on deferred awards will be deferred into additional deferred restricted stock units under the same terms as the underlying deferred equity award generating those dividend equivalents. If dividends are payable under the equity award (e.g. after vesting of the award), dividend equivalents under deferred equity awards will be converted into additional vested restricted stock units with settlement deferred until the base deferral is settled pursuant to the Participant’s election or the Plan terms. Dividend equivalents will be deferred into additional vested restricted stock units based on the New York Stock Exchange closing stock price for the Company’s stock on the date the dividend on Company stock is otherwise paid to stockholders. Deferred dividend converted into additional restricted stock units will be converted into Company common shares at the same time as the equity award which gave rise to the dividend equivalent. Regular stock dividends will be payable once the units are converted into common shares at the end of the deferral period.

VIII.	Voting Rights

Deferred equity awards are considered notional or phantom shares and do not carry voting rights until they are settled into common shares at the end of the deferral period.

IX.	Death and Disability

In the event of a Participant’s death, vested deferred units will be settled and converted in Company common stock in the second month immediately following the Participant’s death and will be payable to the Participant’s estate unless the Participant has designated in writing a specific beneficiary(ies).

In the event of a Participant’s total disability, which shall be defined as the Participant’s termination from employment after two years on long term disability benefits, any outstanding deferred units shall be settled and converted in Company common stock in the seventh month immediately following the Participant’s termination of employment on account of disability. Settlement shall be treated as a termination of employment or Retirement as the case may be.

X.	Change of Control

If a Change of Control of Pitney Bowes Inc. meets the requirements of IRC Section 409A, deferred equity units will be converted into Company common stock upon the Participant’s termination of employment on account of a Change of Control and within 24 months of the Change of Control. Change of Control shall be defined as in the Company Senior Executive Severance Policy.

XI.	Tax Withholding

To the extent required by federal, state, local or foreign law, the Company may withhold applicable taxes upon settlement of a deferred equity award, including settlement of reinvested units derived from dividend equivalents, by withholding units or stock issued on the settlement.

XII.	Amendment

Except for non-material administrative changes, all other amendments to this Plan requires the approval of the Executive Compensation Committee. This Plan may be terminated by the Executive Compensation Committee of the board. Amendments and termination may occur without prior notification.

XIII.	General Assets

To the extent any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participant or beneficiaries. No Participant shall have any right, title or interest whatever in the assets of the Company (or participating company).

XIV.	Anti-assignment Rule

A Participant may not assign any interest or benefit under this Plan for any purposes. Purported assignments shall be null and void and of no effect. Notwithstanding anything to the contrary here in the Company may, at is sole discretion, make distributions to an alternate payee in accordance with the terms of domestic relations order (See IRC Section 414(p)(1)(B)).

XV.	No Employment Contract or No Acquired Right

Nothing contained herein shall be construed to constitute an employment contract between the Company and the Participant. The benefits provided by this Plan shall not rise to the level of an acquired right.

XVI.	Executive Stock Ownership Policy

Fully vested but deferred units shall count toward the ownership requirements under the Executive Stock Ownership Policy.

XVII.	Participant Duties

Participants must keep the Company advised at all times of his or her current mailing address and other contact information.

XVIII.	Designation of Beneficiary

A participant may designate a beneficiary(ies) by submitting to the Company the beneficiary information in writing according to the format approved by the Company. If a distribution is to be made to a minor, or to a person who is incompetent, the Company may make the distribution to (1) a legal guardian, or if none, to a parent at the minor’s residence, or (2) to a conservator, or (3) to a person having custody of an incompetent payee. Such distribution shall fully discharge the Company’s liability.

XIX.	IRC Section 409A

This Plan is intended to comply with the Internal Revenue Code and specifically IRC 409A and shall in all respects be administered in accordance with its rules. Distributions may only be made under the Plan upon an event and in a manner permitted under IRC Section 409A. All payments made upon termination of employment under this Plan may only be made upon a “separation of service” under IRC Section 409A. All deferral elections shall be consistent with permissible elections under IRC Section 409A.

XX.	Plan Administrator and Administration

This Plan shall be administered by the Executive Compensation Committee (“Committee”) of the board. The Committee shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for administration of this Plan and to utilize its discretion to decide or resolve any and all questions as may arise in connection with the Plan. The Committee may delegate certain ministerial actions to the Company’s Chief Executive Officer and Chief Operating Officer or other Senior Executive Officers as the case maybe. The Committee and the board as the case may be have the right to terminate this Plan without notice and to settle all outstanding deferred awards.

XXI.	Governing Law

The laws of the State of Connecticut shall govern the construction and administration of the Plan.